Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Valspar Corporation Amended and Restated 2015 Omnibus Equity Plan of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of The Sherwin-Williams Company and the effectiveness of internal control over financial reporting of The Sherwin-Williams Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 1, 2017